Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into by and between Super Vision International, Inc., a Delaware corporation (“Super Vision”) and Max King Realty, Inc., a Delaware corporation (“Landlord”) effective as of the 29th day of November, 2006.

BACKGROUND

A. Super Vision and Landlord have entered into that certain Lease dated September 27, 1996, as amended by that certain First Amendment to Lease dated March 27, 1998 (the “Lease”).

B. The Lease term expires in June 2012 and, as of June 30, 2006, the remaining minimum payments by Super Vision under the Lease were approximately $4,294,394.

C. Super Vision has moved some of its manufacturing operations to other locations and no longer requires the leasehold covered by the Lease.

D. The Landlord is willing to accommodate Super Vision’s desire to terminate its obligations under the Lease by terminating the Lease, repaying the indebtedness secured by the Leased premises and selling the Leased premises to an unrelated third party. To accommodate Super Vision’s desire to terminate its obligations under the Lease, the Landlord will incur a prepayment penalty of approximately $332,846.00 on the loan secured by the Leased premises.

E. Super Vision and the Landlord desire to terminate all of their rights, duties and obligations to each other under the Lease, and release each other from all further responsibilities and liabilities under the Lease, upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1. Termination of Lease. The Lease, and any written or oral amendments, supplements or modifications thereto, and any independent prior, contemporaneous, or subsequent written or oral agreements between Super Vision and the Landlord and their affiliates, successors or assigns relating thereto, or to the leasehold thereunder, are hereby terminated. Each of Super Vision and the Landlord agrees that all things done and to be done under the Lease and any other independent, prior, contemporaneous, or subsequent written or oral agreements or understandings relating thereto, or to the leasehold thereunder, shall be deemed to have been done, paid, performed and satisfied, as the case may be. Each of Super Vision and the Landlord agree that neither Super Vision on the one hand, nor the Landlord, on the other hand, shall have any claim against the other for any sums owed, or to be owed, or for any performance to have been rendered or to be rendered, or for any reason or cause whatsoever relating to, arising out of, or in connection with the Lease.

2. Reimbursement of Prepayment Fee. In connection with accommodating Super Vision’s desire to terminate its obligations under the Lease, the Landlord will incur an early termination/prepayment penalty to a third party lender for early repayment of the indebtedness secured by the Leased premises of up to $332,846.00 (the “Prepayment Fee”). The actual

Super Vision

Landlord

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amount of the Prepayment Fee shall be equal to the early termination/prepayment penalty actually paid to such third party lender by the Landlord as set forth on the closing statement related thereto, but in no event shall it exceed $332,846.00. The Prepayment Fee shall be paid by Super Vision to Landlord by delivery of a promissory note, substantially in the form attached hereto as Exhibit A (the “Promissory Note”). The Promissory Note shall be unsecured and bear simple interest at the rate of 7.5% per annum. Interest and principal under the Promissory Note shall be payable upon the earlier to occur of: (i) five years from the date of the Promissory Note, (ii) a Change in Control of Super Vision (as such term is defined in the Promissory Note), (iii) the receipt by Super Vision of net cash proceeds in excess of $2 million from the sale of Super Vision’s equity securities in a single transaction or a series of related transactions, or (iv) the receipt by Super Vision of net cash proceeds in excess of $500,000 from (x) a final judgment against various defendants (the “Wu Defendants”) in a lawsuit (case number CI-99-9392) filed by Super Vision on November 18, 1999 in the Circuit Court of the 9th Judicial Circuit in and for Orange County Florida (the “Wu Lawsuit”), (y) litigation Super Vision is pursuing against certain parties related to the Wu Defendants, including certain of the Wu Defendant’s bankers, lawyers and accountants (the “Related Litigation”), or (z) litigation between Super Vision and Color Kinetics Incorporated.

3. Applicable Law, Venue, and Jurisdiction. This Agreement shall be construed and regulated under and by the laws of the State of Florida, which law the parties agree governs the formation, construction, and performance of this Agreement without regard to choice of law decisions. The parties agree that the exclusive venue for any legal action authorized hereunder shall be in Orange County, Florida and the parties have bargained for and consent to the exclusive jurisdiction of the federal and state courts residing in or for Orange County, Florida.

4. Miscellaneous. This Agreement may be signed in any number of separate counterparts, none of which need contain all of the signatures of the parties, and as many of such counterparts as shall together contain all of the signatures of the parties shall be effective upon the delivery by each of an executed counterpart of this Agreement to each of the others. The provisions of this Agreement bind and are for the benefit of the parties hereto, and their respective successors and assigns. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the parties hereto. This Agreement is intended to be a full and continuing release of the obligations of the parties under the Lease, forever. The covenants contained herein shall survive the making of this Agreement. Each party shall, from time to time following the date hereof, cooperate fully with the other parties, and will execute such additional instruments, documents, and agreements, and will give such further written assurances, as may reasonably be requested by such other parties to carry out and fulfill all of the intents and purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SUPER VISION INTERNATIONAL, INC.		MAX KING REALTY, INC.

By:	/s/ Michael A. Bauer	By:	/s/ Brett M. Kingstone
	Michael A. Bauer, President		Brett M. Kingstone, President

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